Exhibit 99.1

Contact: Thomas E. Vessey

President & CEO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: tvessey@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES 50% STOCK DISTRIBUTION

www.1stcent.com

Redlands, California—February 24, 2006— 1st Centennial Bancorp (OTCBB: FCEN), parent holding company of 1st Centennial Bank, today announced that the Board approved a 50% stock distribution payable on or about April 3, 2006 to shareholders of record March 3, 2006. The action was approved at the regularly scheduled Board Meeting on February 24, 2006, with the effect of adding 50% more shares of FCEN. The market price of the stock will be repriced to account for the distribution.

Patrick J. Meyer, Chairman of the Board stated, “The distribution reflects the on-going success of the Bank and rewards shareholders for their continued support. We are proud to present our shareholders with this 11th stock distribution in addition to three cash dividends paid by the Company in its 15-year history.”

Earlier this month, the Company announced earnings for the twelve months ended December 31, 2005. Net income for the year ended December 31, 2005 was $5.1 million compared to $3.0 million for all of 2004, an increase of 68%, or $2.1 million. Basic earnings per share were $2.44 for 2005 compared to $1.48 for 2004, while diluted earnings per share were $2.27 for 2005 compared to $1.38 for 2004.

Total net loans increased $73 million, or 24% from $308 million to $381 million from December 31, 2004 to December 31, 2005, while deposits, at $401 million, increased $109 million, for the same period. Total assets reached a record high of $456 million at December 31, 2005, up 28%, or $99.5 million from December 31, 2004.

Thomas E. Vessey, President and Chief Executive Officer, stated that “the growth in all performance areas in 2005 was due to the continued success of our business development efforts in and around the marketplaces we serve. We are pleased with the continued, quality growth and increased earnings of your Company, and remain committed in 2006 in our efforts to build a quality financial services organization and increasing shareholder wealth.”

1st Centennial Bank operates its main office and construction/real estate loan production offices in downtown Redlands, California, a full-service branch, its Religious Lending Group and SBA/Commercial Lending Group in Brea, California, full-service branches in Palm Desert, Irwindale and Temecula, with its Homeowners’ Association and full branch in Escondido, California.

This release contains forward-looking statements that reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.